Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          LOUNSBERRY HOLDINGS III, INC.

      LOUNSBERRY HOLDINGS III, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

      RESOLVED, that the Certificate of Incorporation of Lounsberry Holdings III, Inc. be amended by changing Article 1 to read as follows:

1. The name of the corporation is China Medicine Corporation (the
"Corporation").

      SECOND: The foregoing amendment was duly approved and adopted by the directors and stockholders of said corporation in accordance with the applicable provisions of Section 242 and Section 228(a) of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, I have made, signed and subscribed this Certificate of Amendment this 9th day of May 2006, and affirm that the statements contained herein are true under penalties of perjury.

                                           /s/ Senshan Yang
                                           -------------------------------------
                                           Senshan Yang, Chief Executive Officer